Filed Pursuant to Rule 424(b)(3)
Registration No. 333-248615

PROSPECTUS

1,000,000 Ordinary Shares

URBAN TEA, INC.

This prospectus relates to the registration of the resale by the selling shareholders of 1,000,000 ordinary shares, no par value, of Urban Tea, Inc., a company incorporated under the laws of the British Virgin Islands (“Company”), by the selling shareholders set forth herein that were issued by the Company prior to the effective date of the registration statement of which this prospectus is a part. The resale of such shares by the selling shareholders pursuant to this prospectus is referred to as the “Offering.”

On August 27, 2020, we completed a reverse share split of our ordinary shares, pursuant to which every ten (10) ordinary shares outstanding as of the effective time of the reverse share split were combined into one (1) ordinary share. All share and per share information in this prospectus is presented on a post-reverse split basis.

We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “MYT.” On September 3, 2020, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $1.81 per share. As of September 3, 2020, the aggregate market value of our issued and outstanding ordinary shares held by non-affiliates was $16,195,990.4 based on 7,944,211 issued and outstanding ordinary shares, of which 7,939,211 ordinary shares are held by non-affiliates, and a per share price of $2.04 which was the closing sale price of our ordinary shares as quoted on the Nasdaq Capital Market on August 27, 2020. We have issued and sold 900,000 ordinary shares on June 29, 2020 for gross proceeds of approximately $5 million, 1,500,000 ordinary shares on August 3, 2020 for gross proceeds of approximately $6 million and 1,875,000 ordinary shares on August 18, 2020 for gross proceeds of approximately $6 million pursuant to General Instruction I.B.5. of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 6, AS WELL AS THE RISKS DISCUSSED UNDER THE CAPTION “RISK FACTORS” IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 16, 2020

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission. Under that registration statement, the selling shareholders may offer from time to time our ordinary shares in one or more offerings.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

In this prospectus, unless we indicate otherwise, “we,” “us,” “our,” “the Company,” “MYT” and/or “Urban Tea” refer to Urban Tea Inc., as consolidated with its various subsidiaries.

BUSINESS DESCRIPTION

URBAN TEA, INC.

History and Development of the Company

Urban Tea, Inc. (formerly known as Delta Technology Holdings Ltd, and prior to that as CIS Acquisition Ltd.) was incorporated in the British Virgin Islands as a company with limited liability on November 28, 2011. We have become a retailer and distributor of specialty tea products in China (also referred to as “PRC”) since November 2018, and have fully completed the disposition of our fine and specialty chemical manufacturing business in April 2019. Our goal is to be a leading brand of tea beverages in each city in which we currently and will operate, by selling the finest quality tea beverages and related products, as well as complementary food offerings, and by providing each customer with a pleasant and comfortable environment. Our current business solely consists of the specialty tea product distribution and retail business.

Prior to November 2018, Urban Tea, Inc. was solely a fine and specialty chemical manufacturer, primarily engaged in manufacturing and selling of organic compounds including para-chlorotoluene (“PCT”), ortho-chlorotoluene (“OCT”), PCT/OCT downstream products, and other by-product chemicals and distributing fine and specialty chemicals to end application markets including automotive, pharmaceutical, agrochemical, dye & pigments, aerospace, ceramics, coating-printing, clean energy and food additives. Since November 2018, we started a specialty tea product distribution and retail business through our newly formed subsidiary, Shanghai Ming Yun Tang Tea Limited (“Shanghai MYT”) which controls Hunan Ming Yun Tang Brand Management Co., Ltd. (“Hunan MYT”) via a series of contractual agreements. Currently we market a wide range of trendy tea drinks, light meals, and pastries targeting China’s new urban generation in the Hunan province. Our products are focused on not only their taste but also their aesthetic presentation and health benefits. Our products are currently being offered via our own stores.

Disposition of Elite

On February 9, 2019, we entered into that certain Share Purchase Agreement (“SPA” and the transaction contemplated by the SPA is referred to as the “Disposition”) with HG Capital Group Limited pursuant to which HG Capital agreed to purchase Elite Ride Limited (“Elite”), which was our wholly owned subsidiary and a company registered in the BVI, in exchange for a cash purchase price of $1,750,000. Elite, via its 100% owned subsidiary Delta Advanced Materials Limited, a Hong Kong corporation, holds all the equity interests in all the operating subsidiaries. The Disposition closed upon satisfaction of the closing conditions of the SPA, including but not limited to the approval by the Company’s shareholders of the SPA and the transactions contemplated thereunder and receipt of a fairness opinion opining on the fairness of the Disposition to the Company’s shareholders from a financial point of view.

VIE Agreement with 39 PU Tea Co., Ltd.

MYT entered into a Share Purchase Agreement (the “39 Pu SPA”) on September 28, 2019, with Ming Yun Tang (Shanghai) Tea Co., Ltd., a wholly owned subsidiary of the Company organized under the laws of PRC (“WFOE”), Hunan 39 PU Tea Co., Ltd., (“39 Pu”), and certain shareholders of 39 Pu, who collectively hold 51% equity interest of 39 Pu (the “39 Pu Shareholders”).

Pursuant to the 39 Pu SPA, 39 Pu and the 39 Pu Shareholders have entered into a set of variable interest entity agreements (the “VIE Agreements”) with WFOE on October 2, 2019. The Company has made the initial payment of $2.4 million on October 28, 2019 and issued to certain recipients (the “Recipients”) an aggregate of 1,000,000 ordinary shares of the Company, no par value on October 17, 2019. The remaining portion of the cash consideration of $0.6 million and share consideration of 400,000 ordinary shares will be delivered according to the earn-out payment based on the financial performance of 39 Pu in its next fiscal year. The VIE Agreements are designed to provide Shanghai MYT with the power, rights and obligations equivalent in all material respects to those it would possess as the majority equity holder of 39 Pu, including absolute rights to control the management, operations, assets, property and revenue of 39 Pu. 39 Pu has the necessary license to carry out the tea business in China. The 39 Pu SPA closed upon satisfaction of the closing conditions of the 39 Pu SPA, including, among other things, (a) Nasdaq approval of the listing of the share consideration, (b) the delivery of the duly executed VIE Agreements, and (c) the Company’s receipt of a fairness opinion from ViewTrade Securities, Inc., an independent valuation firm engaged by the Company.

Joint Venture with T&O Management Group LLC

On October 29, 2019, the Company entered into a joint venture agreement (the “JV Agreement”) with T&O Management Group LLC, a New York State corporation (“OTTA”). Pursuant to the JV Agreement, the Company and OTTA formed Urban Tea Management Inc. under the laws of the State of New York (the “Joint Venture”). Pursuant to the terms of the JV Agreement, the Joint Venture will be directed, controlled and managed by a management committee formed by both OTTA and the Company. The Company holds 51% of the total ownership of the Joint Venture, and OTTA holds the remaining 49%. The Company is responsible for providing technology services and the overall operation planning of the Joint Venture in the United States. OTTA is responsible for applying for the business license, trademark registration, and any other necessary legal documents for the establishment of Joint Venture.

Below is the Company’s organizational structure chart as of the date of this prospectus.

Business Overview

The tea drinks we are currently offering are developed based on Anhua dark tea, which is famous in the Hunan province. These tea-based beverages include fresh milk tea, fruit tea, milk cap tea, etc. The light meals offered include selections such as salads, sandwiches, pasta, steak, burritos and other healthy options. The pastries we are offering include fresh baked bread, fresh baked cakes, frosting cakes, etc. Our goal is to be a leading brand of tea beverages in each city in which we currently and will operate, by selling the finest quality tea beverages and related products, as well as complementary food offerings, and by providing each customer with a pleasant and comfortable environment. We have generated sales at Company-owned stores and expect to receive fee and profit sharing from the managed stores.

Products

Currently we market a wide range of trendy tea drinks, light meals, and pastries targeting China’s new urban generation in Hunan province. Our products are focused on not only their taste but also their aesthetic presentation and health benefits.

Sales Channels

Generally, in one given city, we operate one flagship store, which usually covers a floor area of 80-150 square meters (about 860-1,615 square feet). We seek to maintain our flagship stores in strategic locations that support the brand image, targeting high customer traffic locations including shopping malls, lifestyle centers and outlets. We regularly review our store portfolio, identifying new store locations and monitoring existing locations for sufficient levels of customer traffic to maintain high exposure. We actively monitor and manage the performance of our stores and seek to incorporate information learned through the monitoring process into our analytic process and future site selection and store retention decisions.

We will also operate a number of general stores, which usually cover a floor area of 60-80 square meters (about 646-860 square feet). Our general stores mainly offer tea beverages and light meals only. If a general store desires to expand the product offerings to include pastries, the store must acquire more equipment from us. The decision to offer baking products varies upon the location of general stores.

The mix of flagship stores and general stores in a given market varies is based on several factors, including our ability to access desirable local retail space, the complexity, profitability and expected ultimate size of the market for us and our ability to leverage the support infrastructure within a geographic region.

A flagship store can only be a managed store while a general store can be either a managed store, JV store (as defined below) or franchise store.

Managed Stores

Currently, all our products are offered in our managed stores where we lease the properties, hire managers and employees, purchase equipment and operate the stores ourselves.

Below is a summary of flagship and general stores operated by us as of June 2020:

Total
flagship stores	1
general stores	4
Total	5

We plan to have a total of 8 managed stores by the end of 2020, all in the Hunan province. We expect to add 5 new managed stores by June 2021 and have a total of 75 stores across China by June 2022.

JV Stores

We anticipate entering into joint venture agreements with corporate store owners pursuant to which we will contribute our products, brands, our management services etc. in return for a fixed percentage of the profit generated by such stores. We refer to such stores as “JV stores”. Such operations of managed store and JV store model is an interim step before we obtain a franchise permit to operate franchise stores.

Franchise Stores

On May 20, 2020, we received regulatory approval from the Commercial Franchise Enterprise Administration and were approved to seek franchisees for growth opportunities throughout China.

Online Delivery

We have also teamed up with China’s leading online food ordering and delivery platforms—meituan.com (“美团”) and ele.me (“饿了么”)—to allow consumers to order drinks, light meals, and pastries through the Internet from the closest stores. Consumers, however, can order only products that are suitable for delivery, such as bread with long expiration periods, light snacks, and certain tea beverages. Some tea beverages, such as milk foam cap tea, are not offered online due to its unsuitability for delivery. After a customer places an order with these online platforms, our products will be produced in the stores and delivered by professional deliverymen. The production and delivery process is typically completed in forty (40) minutes. The online platforms charge us twenty percent (20%) to twenty five percent (25%) of the total sales amount.

Recent Developments

On June 24, 2020, we entered into certain securities purchase agreement with certain institutional investors, pursuant to which the Company agreed to sell to such Purchasers an aggregate of 900,000 ordinary shares, (the “Shares”) no par value, at a price of $5.55 per share in a registered direct offering, for gross proceeds of approximately $5 million. The offering closed on June 29, 2020.

On July 30, 2020, we entered into certain securities purchase agreement with certain institutional investors, pursuant to which the Company agreed to sell to such Purchasers an aggregate of 1,500,000 ordinary shares, (the “Shares”) no par value, at a price of $4.00 per share in a registered direct offering, for gross proceeds of approximately $6 million. The offering closed on August 3, 2020.

On August 14, 2020, we entered into certain securities purchase agreement with certain institutional investors, pursuant to which the Company agreed to sell to such Purchasers an aggregate of 1,875,000 ordinary shares, (the “Shares”) no par value, at a price of $3.20 per share in a registered direct offering, for gross proceeds of approximately $6 million. The offering closed on August 18, 2020.

On August 27, 2020, the Company effected a 1-for-10 reverse share split of the Company’s issued and outstanding ordinary shares, no par value (the “Reverse Split”). As a result of the Reverse Split, every ten (10) shares of the Company’s issued and outstanding ordinary shares were combined into one (1) issued and outstanding ordinary share. Any fractional shares that resulted because of the Reverse Split were rounded up to the nearest whole share. There were no changes to the Company’s Amended and Restated Memorandum and Articles of Association in connection with the Reverse Split. The Company’s CUSIP number changed as a result of the Reverse Split to G9396G118.

Corporate Information

Our principal executive offices are located at Huakun Times Plaza, Room 1118, Floor 11, No. 200, Erduan, East Xiang Fu Road, Yuhua District, Changsha City, Hunan Province, China, where we leased approximately 3,378 square feet of office space pursuant to a lease agreement, which lasts from June 1, 2019 to July 31, 2022 with an average annual rent approximating RMB320,000 (approximately US$46,900). We do not own any real property or have any land use rights. Our telephone number at that address is +86-511-8673-3102. Our company website is www.h-n-myt.com. Our NASDAQ symbol is MYT, and we make our SEC filings available on the Investor Relations page of our website, www.h-n-myt.com. Information contained on our website is not part of this prospectus. Our agent for service in the United States is VStock Transfer, LLC, the current transfer agent of the Company, with a mailing address of 18 Lafayette Place Woodmere, NY 11598.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our ordinary shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

You should also carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on October 25, 2019, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

Risks Relating to the Current Pandemic

Our business, results of operations and financial condition may be adversely affected by global public health epidemics, including the strain of coronavirus known as COVID-19.

In December 2019, a novel strain of coronavirus causing respiratory illness, or COVID-19, has surfaced in Wuhan, China, spreading at a fast rate in January and February of 2020, and confirmed cases were also reported in other parts of the world. In reaction to this outbreak, an increasing number of countries imposed travel suspensions to and from China following the World Health Organization’s “public health emergency of international concern” (PHEIC) announcement on January 30, 2020. Since this outbreak, business activities in China and many other countries including U.S. have been disrupted by a series of emergency quarantine measures taken by the government.

As a result, our operations in China and the U.S. have been materially affected. Our stores in China were temporarily closed until early March and have been gradually opening since then. As a result, the Company expects a lower amount of revenue and net income from February to April 2020 due to the downtime. In addition, the renovation of our new store in New York City which was expected to open in early 2020 was delayed due to COVID-19 related restrictions in the U.S. Accordingly, our operation and business have been and will continue to be adversely affected as the results of the wide-spread pandemic. Management may have to adjust or change our business plan in response to the prolonged pandemic and change of social behavior.

The extent to which COVID-19 negatively impacts our business is highly uncertain and cannot be accurately predicted. We believe that the coronavirus outbreak and the measures taken to control it may have a significant negative impact on not only our business, but economic activities globally. The magnitude of this negative effect on the continuity of our business operation in China and U.S. remains uncertain. These uncertainties impede our ability to conduct our daily operations and could materially and adversely affect our business, financial condition and results of operations, and as a result affect our share price and create more volatility.

Risks Relating to our Joint Venture with T&O Management Group LLC

We may not be able to oversee the new joint venture efficiently.

We may not be able to oversee our new joint venture, efficiently, realize anticipated profits or effectively implement our growth and operating strategies. As we begin our operations in the United States through our joint venture, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition from a company with our primary operations in China to a company capable of supporting operations in both China and the United States. We might not be successful in such a transition. There can be no guarantee that the addition of the new joint venture will not cause us to incur additional debt and increase our exposure to market and other risks. Our failure to successfully pursue our strategies or effectively operate the joint venture entity could also have a material adverse effect on our rate of growth and operating performance.

There may be integration issues between MYT and T&O Management Group LLC

The tea kitchen’s technologies, overall operation planning, and guidance for the “Your Ladyship Tea” provided by MYT from China will need to be integrated with T&O Management Group LLC existing business resources and business culture in New York so as to achieve our operating strategies. If we are unable to achieve a successful integration with our tea making operation and New York business demand, we may not be successful in developing and marketing our new services and courses and our operating results will materially suffer. In addition, if the integrated services and courses we offer do not achieve acceptance by the marketplace, our operating results will materially suffer.

We may experience negative effects to our brand and reputation from real or perceived quality or safety issues with our tea, tea accessories, and food and beverages, which could have an adverse effect on our operating results.

We believe our customers rely on us to provide them with high-quality teas, food and tea beverages. Concerns regarding the safety of our teas, food, and tea beverages or the safety and quality of our supply chain could cause consumers to avoid purchasing certain products from us or to seek alternative sources of tea, food, and tea beverages, even if the basis for the concern has been addressed or is outside of our control. Adverse publicity about these concerns, whether or not ultimately based on fact, and whether or not involving teas, tea accessories, and food and beverages sold at our stores, could discourage consumers from buying our teas, food, and tea beverages and have an adverse effect on our brand, reputation and operating results.

Furthermore, the sale of teas, food, and tea beverages entail a risk of product liability claims and the resulting negative publicity. For example, tea supplied to the U.S. operation store could contain contaminants that, if not detected by us, could result in illness or death upon their consumption. Similarly, food and tea beverages could contain contaminants or contain design or manufacturing defects that could result in illness, injury or death. It is possible that product liability claims will be asserted against us in the future.

We may also be subject to involuntary product recalls or may voluntarily conduct a product recall. The costs associated with any future product recall could, individually and in the aggregate, be significant in any given fiscal year. In addition, any product recall, regardless of direct costs of the recall, may harm consumer perceptions of our teas, tea accessories, and food and beverages and have a negative impact on our future sales and results of operations.

Any loss of confidence on the part of our customers in the safety and quality of our teas, tea accessories, and food and beverages would be difficult and costly to overcome. Any such adverse effect could be exacerbated by our position in the market as a purveyor of quality teas, tea accessories, and food and beverages and could significantly reduce our brand value. Issues regarding the safety of any teas, tea accessories, and food and beverages sold by us, regardless of the cause, could have a substantial and adverse effect on our sales and operating results.

Incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling, whether or not accurate, as well as adverse public or medical opinions about the health effects of consuming our products, could harm our business

Instances or reports, whether true or not, of unclean water supply or food-safety issues, such as food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling, either during growing, manufacturing, packaging, storing or preparation, have in the past severely injured the reputations of companies in the food and tea beverage processing, grocery and quick-service restaurant sectors. Any report linking us to such instances could severely hurt our sales and could possibly lead to product liability claims, litigation (including class actions) and/or temporary store closures. Clean water is critical to the preparation of tea beverages, as well as ice for our cold beverages, and our ability to ensure a clean water and ice supply to our stores can be limited, particularly in some international locations. We are also continuing to incorporate more products in our food and tea beverage lineup that require freezing or refrigeration, which increases the risk of food safety related incidents if correct temperatures are not maintained due to mechanical malfunction or human error.

We also face risk by relying on third-party food and tea suppliers to provide and transport ingredients and finished products to our stores. We monitor the operations of certain of these business partners, but the product quality and service they deliver may be diminished by any number of factors beyond our control and it may be difficult to detect contamination or other defect in these products.

Additionally, we are evolving our product lineup to include more local or smaller suppliers for some of our products who may not have as rigorous quality and safety systems and protocols as larger or more national suppliers. In addition, instances of food or beverage-safety issues, even those involving solely the restaurants or stores of competitors or of suppliers or distributors (regardless of whether we use or have used those suppliers or distributors), could, by resulting in negative publicity about us or the foodservice industry in general, adversely affect our sales on a regional or global basis. A decrease in customer traffic as a result of food-safety concerns or negative publicity, or as a result of a temporary closure of any of our stores, product recalls or food or beverage-safety claims or litigation, could materially harm our business and results of operations.

Risks Relating to British Virgin Islands Law

Rights of shareholders under BVI law differ from those under United States law, and, accordingly, our shareholders may have fewer protections.

Our corporate affairs are governed by our Memorandum and Articles of Association, the BVI Business Companies Act, 2004 (as amended, the “BVI Act”) and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and by the BVI Act. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of the foregoing, holders of our ordinary shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company.

The laws of the British Virgin Islands provide limited protection for minority shareholders, so minority shareholders will have limited or no recourse if they are dissatisfied with the conduct of our affairs.

Under the laws of the British Virgin Islands, there is limited statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholders. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of a British Virgin Islands company and are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. As such, if those who control the company materially disregard the requirements of the BVI Act or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (ii) acts that constitute fraud on the minority where the wrongdoers control the company; (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote or breach of a duty owed to the shareholder by the Company; and (iv) acts where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded to minority shareholders under the laws of many states in the United States.

It may be difficult to enforce judgments against us or our executive officers and directors in jurisdictions outside the United States.

Under our Memorandum and Articles of Association, as amended, we may indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. Furthermore, to the extent allowed by law, the rights and obligations among or between us, any of our current or former directors, officers and employees and any current or former shareholder will be governed exclusively by the laws of the British Virgin Islands and subject to the jurisdiction of the British Virgin Islands courts, unless those rights or obligations do not relate to or arise out of their capacities as such. Although there is doubt as to whether United States courts would enforce these provisions in an action brought in the United States under United States securities laws, these provisions could make judgments obtained outside of the British Virgin Islands more difficult to enforce against our assets in the British Virgin Islands or jurisdictions that would apply British Virgin Islands law.

Risk Relating to This Offering

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NASDAQ, with which a private company is not required to comply. Complying with these laws, rules and regulations occupies a significant amount of the time of our Board of Directors and management and significantly increases our costs and expenses. Among other things, we must:

●	maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	comply with rules and regulations promulgated by the NASDAQ;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our ordinary shares;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

Future sales of our ordinary shares, whether by us or our shareholders, could cause our share price to decline

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our ordinary shares in the public market, the trading price of our ordinary shares could decline significantly. Similarly, the perception in the public market that our shareholders might sell of our ordinary shares could also depress the market price of our ordinary shares. A decline in the price of our ordinary shares might impede our ability to raise capital through the issuance of additional of our ordinary shares or other equity securities. In addition, the issuance and sale by us of additional of our ordinary shares or securities convertible into or exercisable for our ordinary shares, or the perception that we will issue such securities, could reduce the trading price for our ordinary shares as well as make future sales of equity securities by us less attractive or not feasible. The sale of ordinary shares issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

Securities analysts may not cover our ordinary shares and this may have a negative impact on the market price of our ordinary shares

The trading market for our ordinary shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our ordinary shares would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our ordinary shares, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our ordinary shares could decrease and we could lose visibility in the financial markets, which could cause our share price and trading volume to decline.

You may experience future dilution as a result of future equity offerings or other equity issuances

We may in the future issue additional of our ordinary shares or other securities convertible into or exchangeable for of our ordinary shares. We cannot assure you that we will be able to sell of our ordinary shares or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional of our ordinary shares or other securities convertible into or exchangeable for our ordinary shares in future transactions may be higher or lower than the price per share in this offering.

Risk Relating to Our Ordinary Shares

If we fail to comply with the continued listing requirements of NASDAQ, we would face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.

On July 10, 2019, the Company received a notification letter from the Nasdaq Listing Qualifications Staff of The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that the minimum bid price per share for its common shares has been below $1.00 for a period of 30 consecutive business days and the Company therefore no longer meets the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) (the “Deficiency”).

Under the Nasdaq Listing Rules, the Company had until January 6, 2020 to regain compliance, and may be eligible for an extension of an additional 180 calendar days, provided that the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq except for Nasdaq Listing Rule 5550(a)(2), and provide a written notice of its intention to cure this deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

On December 3, 2019, the Company provided written notice to Nasdaq requesting for an extension through July 3, 2020 to demonstrate compliance with the Deficiency during the second compliance period.

On April 20, 2020, the Company received a notification letter from Nasdaq notifying the Company that Nasdaq has determined to toll the compliance periods for bid price requirements (the “Price-based Requirements”) through June 30, 2020. Accordingly, since the Company had 79 calendar days remaining in its bid price compliance period as of April 16, 2020, it will, upon reinstatement of the Price-based Requirements, still have 79 calendar days from July 1, 2020, or until September 17, 2020, to regain compliance.

If the Company has not regained compliance with the Price-based Requirements by September 17, 2020, Nasdaq may commence delisting procedures against the Company (during which the Company may have additional time of up to six months to appeal and correct its non-compliance). If the Company fails to regain compliance with the Price-based Requirements or any other listing rules when required, we could be subject to suspension and delisting proceedings. If our securities lose their status on The NASDAQ Capital Market, our securities would likely trade in the over-the-counter market. If our securities were to trade on the over-the-counter market, selling our securities could be more difficult because smaller quantities of securities would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our securities are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our securities, further limiting the liquidity of our securities. These factors could result in lower prices and larger spreads in the bid and ask prices for our securities. Such delisting from The NASDAQ Capital Market and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus supplement, including the documents referred to or incorporated by reference in this prospectus supplement or statements of our management referring to our summarizing the contents of this prospectus supplement, include “forward-looking statements”. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other similar expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements included or incorporated by reference in this prospectus supplement or our other filings with the Securities and Exchange Commission, or the SEC, include, but are not necessarily limited to, those relating to:

●	Our ability to maintain and increase brand awareness in Hunan province and to increase tea consumption in areas where we open stores;

●	the identification and availability of suitable sites for store locations, the availability of which is beyond our control;

●	the negotiation of acceptable lease terms;

●	the maintenance of adequate distribution capacity, information systems and other operational system capabilities;

●	integrating new company owned stores, managed stores, franchise stores and JV stores into our existing buying, distribution and other support operations;

●	the hiring, training and retention of store management and other qualified personnel;

●	assimilating new store employees into our corporate culture;

●	the effective sourcing and management of inventory to meet the needs of our stores on a timely basis; and

●	improve our operational efficiency;

●	our ability to raise sufficient fund to expand our operations;

●	attract, retain and motivate executives and talented employees;

●	development of a liquid trading market for our securities; and

●	our plan to maintain compliance with NASDAQ continue listing requirement

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors with which we are faced that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see “Risk Factors” in our reports filed with the SEC or in this prospectus supplement and the accompanying prospectus for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge after the outbreak of the COVID-19 and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus supplement and the accompanying prospectus are based on information available to us on the date of this prospectus supplement or the accompanying prospectus, as applicable. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout (or incorporated by reference in) this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

This prospectus relates to our ordinary shares that may be offered and sold from time to time by the selling shareholders. We will receive no proceeds from the sale of our ordinary shares by the selling shareholders in this Offering. The proceeds from the sales will belong to the selling shareholders.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2019. You should read this table in conjunction with our consolidated financial statements and the related notes included in our annual report on Form 20-F for the year ended June 30, 2019 and our unaudited interim consolidated financial statements on Form 6-K for the six months ended December 31, 2019, which are incorporated by reference herein.

The capitalization table does not include pro-forma adjustments for the number of shares which are being registered on the registration statement of which this prospectus is a part and may be sold under the prospectus, because the full number of shares that may be sold cannot be specifically determined as it will be based on the market price of an ordinary share from time to time when puts are made by the Company.

As of December 31, 2019
(in thousands of USD$)
Cash and Cash Equivalents	1,801
Total Current Liabilities	2,943
Shareholders’ equity:
Preferred Shares ($0.0001 par value; 5,000,000 shares authorized; none issued and outstanding)	—
Ordinary Shares (no par value; unlimited shares authorized; 3,618,032 shares issued and outstanding)	4
Additional paid in capital	21,025
Accumulated deficit	(9,510)
Accumulated other comprehensive loss	(221)
Total Urban Tea, Inc. shareholders’ equity	11,298

Total equity	19,911
Total capitalization	19,911

SELLING SHAREHOLDERS

This prospectus relates to the resale from time to time by the selling shareholders named in the table below.

This table is prepared based on information supplied to us by the selling shareholders, and reflects holdings as of September 3, 2020. As used in this prospectus, the term “selling shareholders” includes the selling shareholders set forth below and any donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholders as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered” pursuant to this prospectus” represents all of the ordinary shares the selling shareholders may offer under this prospectus. The selling shareholders may sell some, all or none of its shares offered by this prospectus. We do not know how long the selling shareholders will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling shareholders regarding the sale of any of the ordinary shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes ordinary shares with respect to which the selling shareholders has voting and investment power.

	Number of Ordinary shares Owned Prior to Offering	Percentage of the Existing Equity Capital (2)	Number of Ordinary Shares Owned after Offering
Name of Selling Shareholders	Number	Percent	Number (1)	Percent (1)
Jun’an Hu1	127,000	1.599%	-	-%
Dean Hu2	126,500	1.592%	-	-%
Huiling Liu3	126,500	1.592%	-	-%
Yunliang Xia4	126,000	1.586%	-	-%
Wen Jiang5	125,000	1.573%	-	-%
Aiming Hu6	125,000	1.573%	-	-%
Chan Wang7	123,500	1.555%	-	-%
Miao Chen8	120,500	1.517%	-	-%
Total	1,000,000	12.588%	-	-%

1	The address of the selling shareholder is Wangguocheng, No. 19 West Fu Yuan Road, KaiFu District, Changsha, China.

2	The address of the selling shareholder is Fangzhou Building, West Renmin Road, Fu Rong District, Changsha, China.

3	The address of the selling shareholder is Floor 5, Building A, No. 188 Middle Huanbao Road, Yuhua District, Changsha, China.

4	The address of the selling shareholder is 2-2102, Yajule, North Xiang Jiang Road, Changsha, China.

5	The address of the selling shareholder is No. 168 Middle Xiangfu Road, Yuhua District, Changsha, China.

6	The address of the selling shareholder is No. 7 Kangpeng Road, Dongyang Town, Liuyang, China.

7	The address of the selling shareholder is Cunmin Road, Shufang Village, Nijiang Kou town, Yiyang City, China.

8	The address of the selling shareholder is No. 901, Huitong Building, Furong District, Changsha, China.

(1)	Assumes the sale of all ordinary shares being offered pursuant to this prospectus.

(2)	Based on the 7,944,211 outstanding shares as of the date of this prospectus.

PLAN OF DISTRIBUTION

The selling shareholders, including any of their donees, pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, prices related to prevailing market prices, fixed prices or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	exchange distributions in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlements of short sales;

●	transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such ordinary shares at a stipulated price per security;

●	writings or settlements of options or other hedging transactions, whether through an options exchange or otherwise;

●	combinations of any such methods of sale; or

●	any other methods permitted pursuant to applicable law.

The selling shareholders may also sell ordinary under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of ordinary shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the ordinary shares.

In addition, any ordinary shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the ordinary shares may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the sale of all of the ordinary shares pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale ordinary shares will be sold only through registered or licensed brokers or dealers if required under applicable state ordinary shares laws. In addition, in certain states, the resale ordinary shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale ordinary shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ordinary shares of the ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital which solely consists of ordinary shares and preferred shares, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our ordinary shares and the preferred shares that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future ordinary shares or preferred shares that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our ordinary shares and preferred shares, please refer to our Memorandum and Articles of Association, that is incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by British Virgin Islands law. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our Memorandum and Articles of Association, as in effect at the time of any offering of securities under this prospectus. For information on how to obtain copies of our Memorandum and Articles of Association, see “Where You Can Find More Information.”

Our authorized capital stock consists of an unlimited number of shares divided into: (i) an unlimited number of ordinary shares with no par value; and (ii) 5,000,000 preferred shares, par value $0.0001 per share. As of September 3, 2020, 7,944,211 ordinary shares were outstanding. Each share, regardless if it is part of a class of ordinary shares, has the right to one vote at a meeting of shareholders or on any resolution of shareholders, the right to an equal share in any dividend paid by us, and the right to an equal share in the distribution of surplus assets. We may by a resolution of the Board of Directors redeem our shares for such consideration as the Board of Directors determines.

EXPENSES

We are paying all of the expenses of the registration of our ordinary shares under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $20,226 which at the present time include the following categories of expenses:

SEC registration fee	$226

Legal fees and expenses	$20,000

Total	$20,226

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our ordinary shares pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Hunter Taubman Fischer & Li LLC to the extent governed by the laws of the State of New York, and by Harney Westwood & Riegels LP to the extent governed by the laws of the Cayman Islands.

EXPERTS

The consolidated financial statements as of June 2019 and 2018 and for the fiscal years ended June 30, 2019, 2018 and 2017 are incorporated by reference into this prospectus have been audited by Centurion ZD CPA & Co., an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly and current reports with the SEC. You may read and copy any document we file at the SEC’s public reference rooms, including those located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the ordinary shares being offering under this prospectus. This prospectus, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to our Company and the ordinary shares, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement are available for inspection and copying as described above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with them in this prospectus. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus. The following documents filed by us with the SEC and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of this offering are incorporated by reference:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2019, filed with the SEC on October 25, 2019;

●	the Company’s Current Reports on Form 6-K, as amended, filed with the SEC on August 14, 2019, August 30, 2019, October 1, 2019, November 4, 2019, November 6, 2019, November 8, 2019, December 23, 2019, June 18, 2020, June 22, 2020, June 29, 2020, July 20, 2020, July 27, 2020, and August 18, 2020; and

●	the description of our ordinary shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-35755) filed with the SEC on June 1, 2015, including any amendment and report subsequently filed for the purpose of updating that description.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospectus, financial condition or other affairs after the date of this prospectus.

We will also provide copies of our filings free of charge upon written or oral request. You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at:

Urban Tea, Inc.
Huakun Times Plaza, Room 1118, Floor 11
No. 200, Erduan, East Xiang Fu Road
Yuhua District, Changsha People’s Republic of China, 410014 (+86) 511-8673-3102

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands company, such as:

●	Political and economic stability:

●	An effective judicial system;

●	A favorable tax system;

●	The absence of exchange control or currency restrictions; and

●	The availability of professional and support services

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include:

●	the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

●	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. The majority of our directors and officers are nationals or residents of jurisdictions other than the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have been informed by Harney Westwood & Riegels LP our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the British Virgin Islands. We have also been advised by Harney Westwood & Riegels LP that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of the British Virgin Islands under the common law doctrine of obligation. This type of action should be successful upon proof that the sum of money is due and payable, without having to prove the facts supporting the underlying judgment, as long as:

●	the foreign court issuing the judgment had jurisdiction in the matter and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process; and

●	the judgment was not contrary to public policy in the British Virgin Islands, was not obtained by fraud or in proceedings contrary to the natural justice of the British Virgin Islands, and was not based on an in British Virgin Islands law.

A British Virgin Islands court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of the British Virgin Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under British Virgin Islands law.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the ordinary shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

URBAN TEA, INC.

Up to

1,000,000 Ordinary Shares

PROSPECTUS

SEPTEMBER 16, 2020

WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER OF THESE ORDINARY SHARES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE OF THIS PROSPECTUS AND YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.